Exhibit 10.13

District of Columbia

Loan No. C-332339

CONSOLIDATED, AMENDED AND RESTATED

PROMISSORY NOTE

$183,700,000.00	As of March 19, 1999

THIS CONSOLIDATED, AMENDED AND RESTATED PROMISSORY NOTE (this “Note”) is made by CARR REALTY, L.P., a Delaware limited partnership, hereinafter called “Borrower”, for the benefit of THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY, a Wisconsin corporation, 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, who, together with any subsequent holder of this Note, is hereinafter referred to as “Lender”, in substitution for and in replacement of, but not in repayment of, the following notes, all of which Lender holds (which notes are hereinafter referred to as the “Existing Notes”):

1.	Promissory Note dated February 1, 1993 in the original principal amount of $80,000,000.00 made by Borrower and payable to the order of Lender, as amended by that certain First Amendment to Promissory Note dated October 12, 1995 between Borrower and Lender and by that certain Second Amendment to Promissory Note dated April 26, 1996 between Borrower and Lender.

2.	Promissory Note dated September 16, 1993 in the original principal amount of $40,000,000.00 made by Carr Realty Square 106 Partnership (“Square 106”) and payable to the order of Lender, as amended by that certain First Amendment to Promissory Note dated April 26, 1996 between Square 106 and Lender.

3.	Promissory Note dated April 15, 1994 in the original principal amount of $10,000,000.00 made by Square 106 and payable to the order of Lender, as amended by that certain First Amendment to Promissory Note dated October 12, 1995 between Square 106 and Lender and by that certain Second Amendment to Promissory Note dated April 26, 1996 between Square 106 and Lender.

4.	Promissory Note dated October 12, 1995 in the original principal amount of $40,000,000 made by Borrower and payable to the order of Lender, as amended by that certain First Amendment to Promissory Note dated April 26, 1996 between Borrower and Lender.

The Existing Notes and the respective principal amount of indebtedness evidenced thereby and additional indebtedness of Borrower to Lender are hereby combined and consolidated to constitute one indebtedness in the principal amount of ONE HUNDRED EIGHTY-THREE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($183,700,000.00). The manner and timing of payment and the other terms, covenants, agreements and provisions of the Existing Notes are hereby modified, amended and restated in their entirety so that henceforth the terms, provisions, covenants and agreements thereof shall be as set forth herein, and in the event of any conflict in the terms, provisions, covenants or agreements between the Existing Notes and this Note, this Note shall prevail. The Existing Notes are attached hereto and shall be negotiated only with this Note.

For value received, Borrower promises to pay to the order of Lender, at 720 E. Wisconsin Avenue, Milwaukee, WI 53202 or at such other place as Lender shall designate in writing, in coin or currency which, at the time or times of payment, is legal tender for public and private debts in the United States, the principal sum of ONE HUNDRED EIGHTY-THREE MILLION SEVEN HUNDRED THOUSAND DOLLARS or so much thereof as shall have been advanced from time to time plus interest on the outstanding principal balance at the rate and payable as follows:

Interest shall accrue from the date of advance until maturity at the rate of eight and twelve hundredths percent (8.12%) per annum (the “Interest Rate”).

Accrued interest only on the amount advanced shall be paid in arrears on the first day of the month following the date hereof and on the first day of each month thereafter until and including the Amortization Period Commencement Date. On the first day of the month following the Amortization Period Commencement Date, and on the first day of each month thereafter until maturity, installments of principal and interest shall be paid in an amount equal to the unpaid principal balance of this Note on the Amortization Period Commencement Date multiplied by .00779782431. Installments shall be made directly to Lender by electronic transfer of funds using the Automated Clearing House System. All installments shall be applied first in payment of interest, calculated monthly on the unpaid principal balance, and the remainder of each installment shall be applied in payment of principal. The entire unpaid principal balance plus accrued interest thereon shall be due and payable on April 1, 2009 (the “Maturity Date”).

As used herein, “Amortization Period Commencement Date” means April 1, 2001.

Borrower shall have the right, upon thirty (30) days advance written notice, beginning on April 1, 2002 of making a partial prepayment (a “Partial Prepayment”) or a full prepayment (a “Full Prepayment”) of this Note with a prepayment fee. A Partial Prepayment may only be made in connection with a Partial Release (as hereinafter defined). The prepayment fee represents consideration to Lender for loss of yield and reinvestment costs and shall also be payable whenever prepayment occurs as a result of a condemnation or sale under threat of condemnation of all or substantially all of the Property.

In the event of a Full Prepayment, the fee shall be the greater of Yield Maintenance or 1% of the outstanding principal balance of this Note.

In the event of a Partial Prepayment, the fee shall be equal to the product of (i) a fraction, the numerator of which is the amount of principal being prepaid and the denominator of which is the outstanding principal balance of this Note immediately prior to such prepayment, and (ii) the prepayment fee that would be payable if there were a Full Prepayment at such time.

As used herein, “Yield Maintenance” means the amount, if any, by which

(i)	the present value of the Then Remaining Payments (as hereinafter defined) calculated using a periodic discount rate (corresponding to the payment frequency under this Note) which, when compounded for such number of payment periods in a year, equals the per annum effective yield of the Most Recently Auctioned United States Treasury Obligation having a maturity date equal to the Maturity Date (or, if there is no such equal maturity date, then the linearly interpolated per annum effective yield of the two Most Recently Auctioned United States Treasury Obligations having maturity dates most nearly equivalent to the Maturity Date) as reported by The Wall Street Journal five business days prior to the date of prepayment; exceeds

(ii)	the outstanding principal balance of this Note (exclusive of all accrued interest).

If such United States Treasury obligation yields shall not be reported as of such time or the yields as of such time shall not be ascertainable, then the periodic discount rate shall be equal to the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported, as of five business days preceding the prepayment date, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded United States Treasury obligations having a constant maturity most nearly equivalent to the Maturity Date.

All parties at any time liable, whether primarily or secondarily, for payment of indebtedness evidenced hereby, for themselves, their heirs, legal representatives, successors and assigns, respectively, expressly waive presentment for payment, notice of dishonor, protest, notice of protest, and diligence in collection; consent to the extension by Lender of the time of said payments or any part thereof; further consent that the Property or any part thereof may be released by Lender, without in any way modifying, altering, releasing, affecting, or limiting their respective liability or the lien of the Lien Instrument; and agree to pay reasonable attorneys’ fees and expenses of collection in case this Note is placed in the hands of an attorney for collection or suit is brought hereon and any attorneys’ fees and expenses incurred by Lender to enforce or preserve its rights under any of the Loan Documents (as defined in the Lien Instrument) in any bankruptcy or insolvency proceeding.

Any principal, interest or other amounts payable under any of the Loan Documents, not paid when due (without regard to any notice and/or cure provisions contained in any of the Loan Documents), including principal becoming due by reason of acceleration by Lender of the entire unpaid balance of this Note, shall bear interest from the due date thereof until paid at the Default Rate. As used herein, “Default Rate” means the lower of a rate equal to the interest rate in effect at the time of the default as herein provided plus 5% per annum or the maximum rate permitted by law.

No provision of this Note shall require the payment or permit the collection of interest, including any fees paid which are construed under applicable law to be interest, in excess of the maximum permitted by law. If any such excess interest is collected or herein provided for, or shall be adjudicated to have been collected or be so provided for herein, the provisions of this paragraph shall govern, and Borrower shall not be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law. Any such excess collected shall, at the option of Lender, unless otherwise required by applicable law, be immediately refunded to Borrower or credited on the principal of this Note immediately upon Lender’s awareness of the collection of such excess.

Notwithstanding any provision contained herein or in the Lien Instrument to the contrary, if Lender shall take action to enforce the collection of the indebtedness evidenced hereby or secured by the Lien Instrument (collectively, the “Indebtedness”), its recourse, except as provided below, shall be limited to the Property or the proceeds from the sale of the Property, the proceeds from the sale of the assets of Borrower, and the proceeds realized by Lender in exercising its rights and remedies (i) under the Absolute Assignment (as defined in the Lien Instrument), (ii) under the Guarantee of Recourse Obligations of even date herewith executed by CarrAmerica Realty Corporation for the benefit of Lender, (iii) under any of the other Loan Documents (as defined in the Lien Instrument) and (iv) in any other collateral securing the Indebtedness. If such proceeds are insufficient to pay the Indebtedness, Lender will never institute any action, suit, claim or demand in law or in equity against the partners of Borrower for or on account of such deficiency; provided, however, that the provisions contained in this paragraph

(i)	shall not in any way affect or impair the validity or enforceability of the Indebtedness or the Lien Instrument; and

(ii)	shall not prevent Lender from seeking and obtaining a judgment against the general partner(s) of Borrower as well as Borrower, and the general partner(s) of Borrower as well as Borrower shall be personally liable, for the Recourse Obligations.

As used herein, the term “Recourse Obligations” means

(a) Rents and other income from the Property from and after the date which is forty-five (45) days prior to the occurrence of an Event of Default, which Event of Default remains uncured prior to the foreclosure sale of the Property pursuant to the Lien Instrument or the conveyance of the Property to Lender in lieu of foreclosure, which rents and other income have not been applied to the payment of principal and interest on this Note or to reasonable operating expenses of the Property,

(b) Amounts necessary to repair any damage to the Property caused by the intentional acts or omissions of Borrower or those acting on behalf of Borrower,

(c) Insurance loss and condemnation proceeds released to Borrower but not applied in accordance with any agreement between Borrower and Lender as to their application and consistent with the terms and provisions of the Lien Instrument,

(d) The amount of insurance loss proceeds which would have been available with respect to a casualty on the Property, but were not available due to the default by Borrower in carrying all insurance required by Lender,

(e) Damages suffered by Lender as a result of fraud or misrepresentation in connection with the Indebtedness by Borrower or any other person or entity acting on behalf of Borrower,

(f) Amounts necessary to pay real estate taxes, special assessments and insurance premiums with respect to the Property either paid by Lender and not reimbursed prior to, or remaining due or delinquent on, either (i) the later of (A) the date on which title vests in the purchaser at the foreclosure sale of the Property pursuant to the Lien Instrument or (B) the date on which Borrower’s statutory right of redemption shall expire or be waived or (ii) the date of the conveyance of the Property to Lender in lieu of foreclosure, and

(g) All outstanding amounts due under the Indebtedness, including principal, interest, and other charges if there shall be a violation of any of the provisions of the Lien Instrument following the caption entitled “Due on Sale”.

This Note, the interpretation hereof and the rights, obligations, duties and liabilities hereunder shall be governed and controlled by the laws of the District of Columbia.

CARR REALTY, L.P., a Delaware limited partnership

	By:	CarrAmerica Realty Corporation, a Maryland corporation, general partner

		By:	/s/ Paul R. Adkins
(corporate seal)		Name:	Paul R. Adkins
		Title:	Senior Vice President

	Attest:	/s/ Linda A. Madrid